Exhibit 10.2

AMENDMENT TO OFFICE LEASE AGREEMENT

THIS AMENDMENT TO OFFICE LEASE AGREEMENT (“Amendment”) dated this 20 day of DECEMBER, 2016, but deemed effective as of October 1, 2016, is by and between ALACHUA FOUNDATION PARK HOLDING COMPANY, LLC, a Florida Limited Liability Company (“Landlord”) and APPLIED GENETIC TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

A. Landlord and Tenant are parties to that certain Standard Form of Lease for Foundation Park dated on or about April 10, 2015 (the “Lease”). Pursuant to the Lease, Tenant leases Suite 101, containing 18,309 square feet net rentable area (the “Premises”), in the building known as “Building #l”, located at 14100 N. W 113th Terrace, Alachua, Florida in the buildings known as Foundation Park (the “Project”). The initial term of the lease commenced on January 1, 2016, and currently expires on December 31, 2025.

B. Landlord and Tenant wish to modify the terms of the Lease to: (i) expand the Premises to include the Expansion Space (as defined in paragraph 64 of the Lease); (ii) grant to Tenant a further option to expand the Premises; and (iii) extend the initial Term of the Lease as more fully set forth herein; and

C. Landlord is willing to agree to such modifications provided that this agreement is entered into, but not otherwise.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:

1. Recitals. All recitals set forth above are true and correct and are incorporated hereby reference.

2. Premises. Effective as of January 1, 2016, the “Premises”, as such term is defined in the Lease, refered to Suite 101, containing 18,309 rentable square feet. Effective October 1, 2016 the “Premises” as such term is defined in the Lease shall hereafter refer to Suite 101, containing 18,309 rentable square feet and Suite 102, containing 3,281 rentable square feet, for a total of 21,509 rentable square feet. Tenant accepts the Premises “AS IS” and acknowledges that Landlord has no obligation to make any repairs or alterations to the Premises as a condition to this amendment.

3. Term. The initial Term of the Lease (which was 10 years) is hereby extended for an additional term of two (2) years, such that the initial term shall be twelve (12) years. The Lease term commenced on January 1, 2016, and shall now expire on December 31, 2027. The foregoing period is referred to hereafter as the “Initial Term”.

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4. Operating Expenses. The parties acknowledge and agree that the Building (estimated to contain 42,460 rentable square feet) as completed contains 43,180 rentable square feet. During the term, from the period beginning on January 1, 2016 and ending on September 31, 2016, Tenant’s pro rata share shall be 42.4%. Beginning on October 1, 2016, as a result of Tenant’s lease of the Expansion Space, Tenant’s pro rata share shall be increased from 42.4% as estimated in the Lease, to 50%%. Tenant shall be responsible for its pro rata share of Operating Expenses and Additional Rent for the Premises in the same manner as set forth in the Lease, except that Tenant’s obligation to pay Operating Expenses as to the Expansion Space (containing 3,281 rentable square feet) shall be limited to fifty percent (50%) of such actual Operating Expenses for the period October 1, 2016 through December 31, 2016.

5. Fixed Annual Rent for Premises. Exhibit “D” of the Lease, which sets forth the Fixed Annual Rents for the Premises, is hereby amended and restated in accordance with the revised Exhibit “D” attached hereto, and incorporated into the Lease by reference. Fixed Annual Rents shall be as set forth in such revised Exhibit “D”.

6. Tenant Improvements. Tenant acknowledges that it has accepted possession of the Premises, and that all improvements to be made by Landlord as a condition to said delivery and commencement of rents under the Lease have been made.

7. Modifications to Lease. In consideration of the terms of this Amendment, Paragraphs 63 and 64 of the Lease are hereby deleted and of no further force or effect.

8. Tenant Expansion Option. Tenant shall have the one-time right by written notice to Landlord delivered anytime between the date of execution of this Lease and October 1, 2017, to expand the Premises to include the remainder of Foundation Park Building 1, containing approximately 21,590 rentable square feet (the “Second Expansion Space”) on the following terms and conditions, which shall be reflected in an amendment to the Lease if such option is exercised:

a. Premises. The Premises shall be the entirety of Building 1, containing 43,180 square feet;

b. Annual Rent. Fixed Annual Rent shall be $891,660, plus applicable sales taxes, payable in monthly installments as provided by the Lease. In the event of an increase in Interest Rates from the date of execution of this Amendment to the date of execution of an amendment referenced in this section 8, the rent shall increase in order to offset Landlords additional interest expense. The additional expense shall be computed by calculating the cost of additional interest expenses that would be paid over the term of a traditional loan in the amount of $6,500,000.00 amortized over 15 years. The total additional interest expense shall be divided monthly over the term of the lease. As used herein, Interest Rate shall be based on the 10 Year US Treasury Rate on December 16th 2016.

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c. Rent Abatement. Tenant shall receive an abatement of $222,915.00 (subject to adjustment in the same manner as provided in subsection (b) above) to be applied to the initial obligations for rent payment;

d. Term. The Lease shall be extended so as to have a term of 186 months from the date of the amendment. The Tenant shall be given three (3), five (5) year option periods, exercisable with 6 months prior written notice;

e. Annual Fixed Rents for option terms. Annual Fixed Rent shall increase five percent (5%) over the then applicable rent at each Option term;

f. Build out Allowance. Tenant shall be provided a build out allowance toward the cost of improvements to the Premises of $1,001,870.00, to be disbursed for the actual cost of construction in monthly draws and consistent with construction disbursement conditions applicable to commercial lending guidelines. Tenant’s contractor is subject to Landlord’s reasonable approval. If Tenant chooses Concept Construction of North Florida Inc., construction shall be based upon Cost plus 7.5%;

g. Common Areas. Tenant shall have exclusive use of the parking and landscaped areas of Building 1. Tenant shall maintain all structural components, systems and equipment of Building 1, including the roof, and the interior of Building 1 at its sole expense, so long as such maintenance is performed in a manner reasonably acceptable to Landlord. Landlord shall continue to maintain the exterior (but not walls) of Building 1, subject to reimbursement by Tenant. Tenant shall pay directly for all utilities and services rendered to Building 1, but shall otherwise reimburse Landlord for all ad valorem taxes, insurance and other expenses of Landlord related to Building 1.

Tenant must take possession of the Second Expansion Space within ninety (90) days of such notice. If Tenant shall timely elect to lease the Second Expansion Space, Landlord and Tenant shall execute and deliver an amendment to this Lease memorializing the terms as reflected in Exhibit “A”, and including agreed upon revised rentable area of the Premises, the Fixed Annual Fixed Rent, and Tenant’s Proportionate Share. The Expansion Space shall be delivered “AS IS”, “WHERE IS”.

In the event Tenant (i) fails to notify Landlord in writing of its intent to exercise its Second Expansion Option; or (ii) fails to execute a lease amendment which reflects and confirms the terms of such expansion within fifteen (15) days after presentation of such document, such expansion option shall be null and void.

9. Performance by Landlord and Tenant. By execution of this Amendment, each party warrants, represents, acknowledges and agrees that the other party hereto has performed each and every obligation of such party pursuant to the Lease as same has been amended from time to time and that there are no defaults (or circumstances which with notice and passage of time would constitute defaults) by either party under the Lease.

10. Brokers. Landlord and Tenant warrant and represent to each other that neither party has had any dealings with any real estate broker, finder or other person with respect to this Amendment to Lease. Tenant covenants and agrees that to the extent Tenant has a leasing representative who is due a fee hereon (other than as disclosed herein), such fee shall be paid directly by Tenant.

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11. Landlord Notice Address: Landlord’s notice address (copy) shall hereafter be as follows:

                                 David T. Abraham, Esq.

                                 St. Johns Law Group, P.A.

                                 104 Sea Grove Main Street

                                 St. Augustine, Florida 32080

12. Covenants Binding. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as hereby amended) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective successors and assigns.

13. Continuing Force and Effect. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

14. Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the meanings ascribed to them in the Lease.

15. Conflicts/Amendment to Control. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

16. Writing Required. This Amendment shall not be modified except in writing and signed by both parties hereto.

17. Address Amendment. The address shall be amended to 14193 NW 119thTerrace Alachua, FL 32615. For purposes of mailing the Suite Number for all Suitesoccupied by Tenant in Building#1 shall be Suite#10. For purposes of the lease the suitenumbers shall remain 101 /102 as previously referenced in the lease.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Lease on the date indicated above.

Witnesses:	Landlord:

ALACHUA FOUNDATION PARK HOLDING COMPANY, LLC,
Print Name:	a Florida Limited Liability Company

By:
Print Name:
Print Name:	Its:

Witnesses:	Tenant:

APPLIED GENETIC TECHNOLOGIES
Print Name:	CORPORATION, a Florida limited liability company

By:
Print Name:	Print Name:
Its:

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EXHIBIT “D”

SCHEDULE OF ADJUSTMENTS IN FIXED ANNUAL RENT***

Suite Nos. 101 and 102, Building I, containing Approx. 21,590 Rentable Sq. Ft.

The initial term of this Lease shall be one hundred forty-four (144) months and shall begin on January 1, 2016.

The rent rates and Fixed Annual Rent during the initial term and renewal terms, if exercised, shall be:

Lease Months	Fixed Annual Rent*	Fixed Annual Rent Per Square Foot (Suite 101/102)		Fixed Annual Rent Monthly Payment*
1 -10	$421,107.00	$23.00		$37,533.86
11 - 22	$450,406.33	$23.00/$8.93	***	$37,533.86
23 - 144	$479,672.85	$23.00/$17.85		$39,972.74
145 - 204**	$546,227.00	$25.30		$45,518.92
205 - 264**	$600,849.70	$27.83		$50,070.81
265 - 324**	$660,869.90	$30.61		$55,072.49

*	Does not include sales tax, which shall be paid by Tenant with each installment of Rent
**

Reflects Initial Base Rent for Renewal Terms if applicable renewal option exercised by Tenant based upon the ten percent (10%) increase for illustration purposes only, but actual increase shall be based upon the methodology set forth in Section 3(G) of the Lease.

***	Fixed Annual Rent for Suite 102 is abated 50% for the initial term of the Lease for such space, and is otherwise $17.85 per square foot.

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